Exhibit 10.1

SUCCESSION PLAN AGREEMENT

This AGREEMENT (“Agreement”) is entered into as of this 17th day of March, 2016, by and between Cantel Medical Corp., a Delaware corporation, maintaining its principal offices at 150 Clove Road, Little Falls, New Jersey 07424 (“Cantel”) and Andrew A. Krakauer, the Chief Executive Officer (“CEO”) of Cantel (the “Executive”).

BACKGROUND

A.                                    Executive has served as an executive officer of Cantel in various capacities since October 2004.  After serving as Executive Vice President and Chief Operating Officer (COO) of Cantel, Executive was promoted to President in April 2008 and then President/CEO in March 2009.  In November 2014, consistent with the succession plan described below, Executive remained CEO but gave up his President title to his apparent successor as CEO, Jorgen Hansen.

B.                                    The Board of Directors of Cantel (the “Board”) and Executive have adopted a CEO succession plan with the intention of designating an individual to succeed Executive at a time deemed appropriate by the Board and Executive.  In November 2012, Cantel hired Jorgen Hansen as Executive Vice President and Chief Operating Officer (COO) of Cantel (as well as President and CEO of Cantel’s Medivators subsidiary).  When it hired Mr. Hansen, the Board considered Mr. Hansen as the likely successor to Executive for the CEO position at Cantel.  In November 2014, the Board promoted Mr. Hansen to President and COO of Cantel, consistent with the succession plan.

C.                                    Consistent with its succession plan, the Board has recently determined to name Mr. Hansen as the successor to Executive as CEO (and President) and, in consultation with and the approval of Executive, has agreed to make the change effective immediately following Cantel’s fiscal year ending July 31, 2016 (“Fiscal 2016”).  The Board has requested that Executive assist in the transition of Mr. Hansen to CEO (and President), and commence such endeavor immediately.  Executive has agreed to remain as an employee of Cantel through October 15, 2016 as Senior Advisor and make himself available for consulting services for a period of three years thereafter.

D.                                    In consideration for Executive’s agreement to the succession plan described above, Cantel has agreed to provide Executive the compensation and benefits set forth herein;

In consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and Cantel agree as follows:

Mr. Andrew A. Krakauer

1.                                      Executive will continue working for Cantel at its Little Falls, New Jersey offices on a full time basis through October 15, 2016 (the “Term”).  Such date may be shortened or extended solely by mutual agreement of Cantel and Executive in writing.  During the Term, Executive will be primarily responsible for assisting Mr. Hansen in his transition to CEO.

2.                                      Executive will resign as CEO and as a director of Cantel effective on the close of business on July 31, 2016.  Thereafter, for the balance of the Term, Executive will serve as Senior Advisor of Cantel and will be continue to be paid his base salary (at the same rate as in effect on July 31, 2016).

3.                                      During the Term, Executive will continue to be compensated at his current base salary and Executive will receive all benefits that he currently receives from Cantel under any applicable benefit plan (subject to any changes resulting from modifications to Cantel’s applicable benefit plans affecting all plan participants).

4.                                      Executive will continue to participate in Cantel’s Annual Incentive Compensation Plan or any successor plan (the “STIP”) for Fiscal 2016, and thereby remain eligible for his annual bonus thereunder for Fiscal 2016, subject to the terms of the STIP.  Executive will cease to participate in the STIP and not be eligible for any bonus or other incentive compensation with respect to any period or service after Fiscal 2016 (including for the period from August 1, 2016 through October 15, 2016) or thereafter.

5.                                      The STIP payment attributable to Fiscal 2016 will be paid to Executive in accordance with the terms of the STIP, but in no event later than March 15, 2017.

6.                                      On October 15, 2016 (the “Retirement Date”) or within 21 days thereafter, Cantel anticipates that Executive will execute and deliver to Cantel a Separation Agreement and Release of Claims substantially in the form of Exhibit A hereto (the “Separation Agreement”).  The compensation and benefits described in paragraphs 7, 8, 9 and 10 below will be payable to Executive pursuant to and only in accordance with the terms and express conditions of such Separation Agreement and only upon such Separation Agreement becoming effective following any applicable revocation period.

7.                                      (a)                                 Provided that Executive’s employment by Cantel has not terminated prior to the last day of the Term, all unvested Cantel restricted shares held by Executive on the Retirement Date will automatically accelerate and fully vest on the Retirement Date.  Executive acknowledges that shares will be held to cover withholding taxes consistent with prior practice.  If Executive’s employment by Cantel terminates prior to the last day of the Term for any reason other than by Executive without “Good Reason” (as defined in paragraph 17 below) or by Cantel for “Cause” (as defined in paragraph (b) below), such restricted shares will automatically accelerate and fully vest on Executive’s last day of employment.

Mr. Andrew A. Krakauer

(b)                                 “Cause” means:

(i)                                     Executive’s act of fraud, embezzlement, theft, or other intentional material violation of the law in connection with or in the course of his employment; or

(ii)                                  the occurrence of “Unacceptable Performance” (as defined in paragraph (c) below), as identified in a written notice approved by (x) Cantel’s Board of Directors (the “Board”) or (y) the CEO with approval of the Board, which Unacceptable Performance (to the extent curable or subject to correction) is not cured or corrected within 10 days following written notice to Executive describing in reasonable detail the nature of the specific act(s) or failure(s) constituting Unacceptable Performance.  Any such approval of the Board will require the approval of a resolution duly adopted by a majority of the entire membership of the Board.  Notwithstanding anything herein to the contrary, Executive’s employment may not be terminated for Unacceptable Performance during a “Change in Control Coverage Period” (as defined in the Amended and Restated Executive Severance Agreement between Executive and Cantel dated as of November 17, 2014 (the “2014 Severance Agreement”).)  If the Board reasonably determines that Executive has not corrected the act or failure giving rise to a termination for Unacceptable Performance in all material respects within the required correction period, the Board must then provide a second notice of termination stating the reasons for the termination and Executive’s last day of employment by Cantel, and Executive’s employment by Cantel will terminate on such date.

(c)                                  “Unacceptable Performance” means any of the following:

(i)                                     Executive’s act or failure to act constituting willful misconduct or gross negligence that is materially injurious to Cantel or its reputation or its business relationships;

(ii)                                  Executive’s material failure to perform the duties of his employment (except following an event constituting “Good Reason” (as defined in paragraph 17 below) or on account of his physical or mental inability to perform such duties); provided, however, that the quality of Executive’s performance (determined by achievement of Cantel or personal targets or otherwise) shall not be a factor in determining whether Executive has performed his duties;

(iii)                               Executive’s violation of any code of ethics or business conduct or written harassment policies of Cantel that continues after the Board has provided notice to Executive that the continuation of such conduct will result in Executive’s termination of employment by Cantel;

(iv)                              Executive’s willful material violation of the Confidentiality and Non-Competition Agreement dated as of January 1, 2010 (the “Confidentiality Agreement”);

(v)                                 Executive’s arrest or indictment for (i) a felony or (ii) lesser criminal offense involving dishonesty, breach of trust, or moral turpitude; or

(vi)                              Executive’s breach of a material term, condition, or covenant of this Agreement.

Mr. Andrew A. Krakauer

(d)                                 For purposes of the definition of “Cause”, no act, or failure to act, on Executive’s part will be deemed “willful,” if it was done or omitted by Executive in good faith or with a reasonable belief that the act or omission was not opposed to the best interests of Cantel.

8.                                      Subject to the conditions and pursuant to the terms of the Separation Agreement, Cantel will pay Executive the sum of $2,750,000 (net of applicable taxes and withholdings) in a lump sum (the “Transition Services Payment”) on the date that is six months plus one day following the Retirement Date.  Interest will accrue on the Transition Services Payment at the prime rate from time to time in effect at JP Morgan Chase Bank or any successor bank commencing on the first business day following the expiration of the seven day period following Executive’s delivery of a signed Separation Agreement without rescission thereof by Executive and continuing until the Transition Services Payment is paid in full.  Interest will be payable together with the Transition Services Payment.

9.                                      In lieu of a restricted stock award related to Executive’s employment during Fiscal 2016 (which would generally be granted in October 2016 (during Fiscal 2017) but considering Fiscal 2016 performance), and in consideration for Executive’s agreement to provide consulting services under Section 11 below, Cantel will pay Executive the sum of $1,750,000 (the “In-Lieu Payment”), payable in six equal annual installments commencing January 5, 2018, and continuing on January 5 (or the first business day thereafter) of each of the next succeeding five years.  In partial consideration for the In-Lieu Payment, Executive has agreed that he will not participate in Cantel’s Long Term Incentive Plan or any successor Plan (the “LTIP”) for Fiscal 2016 and will not be eligible for any options, restricted stock or other equity security under the LTIP with respect to any period or service after Fiscal 2016 (including for the period from August 1, 2016 through October 15, 2016).

10.                               Subject to the conditions and pursuant to the terms of the Separation Agreement, provided and for so long as Executive is enrolled for continued benefits through COBRA during the 18 month COBRA continuation period following the Retirement Date, during such COBRA continuation period, Cantel will continue to pay the “company portion” of the premium for Executive’s medical and dental benefits; provided, however, that Cantel’s obligation under this paragraph 10 will immediately terminate if and when Executive becomes eligible through another employer for medical and dental benefits with benefits not substantially less favorable to Executive than those under Cantel’s current medical benefits plan.

11.                               In addition to helping facilitate a smooth transition to Cantel’s new Chief Executive Officer and providing reasonable assistance related thereto through the end of the Term, Executive agrees to provide related consulting services to Cantel during the three-year period following the Term as reasonably requested by Mr. Jorgen Hansen or the Board of Directors from time to time.  In no event will Contractor be required to (a) expend more than fifteen (15) hours, on average, in any calendar month under this Agreement, or (b) travel more than fifty (50) miles from Westfield, New Jersey in order to provide such services.

12.                               Cantel will withhold from any payment to Executive as an employee or former employee hereunder or under the Separation Agreement any taxes that Cantel determines are

Mr. Andrew A. Krakauer

required to be withheld under federal, state, or local tax laws or regulations and any other withholdings required by law.  Executive also will arrange to pay his withholding on any non-cash benefit furnished to him as an employee or former employee.  Further, Executive may request that additional amounts be withheld from any payment to him, and Cantel will use its reasonable best efforts to comply with such request, subject to applicable law.

13.                               Provided that Executive applies for reimbursement in accordance with Cantel’s established reimbursement procedures (and within the period required by such procedures but under no circumstances later than 90 days after the Retirement Date), Cantel will pay Executive any reimbursements to which he is entitled under such procedures not later than the payment date for the payroll period next following the date on which Executive applies for reimbursement.

14.                               The 2014 Severance Agreement is hereby cancelled, void and of no further force and effect.

15.                               Executive hereby reaffirms his obligations and restrictions set forth in Section 6 of the Confidentiality Agreement and as additional consideration for Cantel’s agreements hereunder, Executive agrees that the reference to “six months” in such Section is hereby changed to “three years.”

16.                   If Executive’s employment with Cantel is terminated during the Term (i) by Cantel without Cause, (ii) by Executive for Good Reason (as defined in paragraph 17 below), (iii) due to Executive’s death,  or (iv) due to Executive’s “Disability” (as defined below), then provided in any such case that Executive (or if Executive’s employment by Cantel is terminated as a result of his death or Disability and a legal representative is appointed for him, Executive’s legal representative) delivers to Cantel the properly executed Separation Agreement no later than 21 days after the last day of Executive’s employment (or, in the case Executive’s employment terminates as a result of Executive’s death or Disability and a legal representative (including an executor) is appointed for Executive, within 21 days after a legal representative is appointed for Executive or his estate) and the Rescission Period expires without rescission of the Separation Agreement, Executive (or Executive’s estate) will be entitled to the compensation and benefits to which Executive otherwise would have been entitled under this Agreement as if Executive had been employed by Cantel until the last day of the Term.  In such event, the date of termination will be deemed the Retirement Date for purposes of this Agreement and all compensation and benefits payable to Executive (or Executive’s estate) hereunder will continue to be subject to the terms and conditions of this Agreement and the Separation Agreement.  For purposes of this Agreement, the term “Disability” means that Executive is entitled to receive long-term disability benefits under Cantel’s long-term disability plan.

17.                   Good Reason, as used in this Agreement, means any of the following without Executive’s express written consent unless otherwise permitted by this Agreement: (i) a change in the primary location at which Executive is required to perform the duties of Executive’s employment to a location that is more than fifty (50) miles from Executive’s home on the date hereof, or (ii) Cantel’s material breach of this Agreement, which is not cured within 10 days following written notice from Executive describing in reasonable detail the nature of the breach.

Mr. Andrew A. Krakauer

18.                   Executive will continue to be entitled to any rights to insurance and indemnification under any directors and officers liability insurance (“D&O Insurance”), Certificate of Incorporation or Bylaws, of Cantel or a Related Employer (as defined below) as in effect before the Retirement Date (or rights to insurance and indemnification that are substantially the same thereto), with respect to any claims relating to the period before the Retirement Date.  Additionally, any and all D&O Insurance policies obtained by Cantel or a Related Employer following the Retirement Date that are “claims made” policies will cover Executive to the same extent as other former officers of Cantel.  The term “Related Employer” means Cantel and any other employer that is required to be aggregated with Cantel pursuant to Sections 414(b), (c), or (m) of the Internal Revenue Code, as amended.

19.                               On the Retirement Date, Executive will be deemed to have resigned from all officerships and directorships that Executive holds with Cantel or any of its subsidiaries or affiliates and Executive agrees to execute a standard resignation letter supplied by Cantel.

20.                               This Agreement, the Separation Agreement and the Independent Contractor Agreement constitute the entire agreement, and supersedes, cancels and terminates all prior agreements, understanding and communications, between the parties with respect to the subject matter hereof and thereof.  No modification or amendment of this Agreement shall be binding upon Executive or Cantel unless agreed to in writing and executed by each party hereto.  However, this Agreement does not supersede (except as provided in paragraph 15 above), cancel or terminate the Confidentiality Agreement.  To the extent that this Agreement or the Separation Agreement addresses subject matters that are also addressed in the Confidentiality Agreement, this Agreement and the Separation Agreement shall be interpreted and applied so as to enhance the protections afforded to Cantel under the Confidentiality Agreement.

21.                               This Agreement will be governed by and construed in accordance with the laws of the State of New Jersey without regard to principles of conflicts of laws.  As to any dispute concerning or arising out of this Agreement, each of Cantel and Executive hereby expressly consents to personal jurisdiction in the State of New Jersey and hereby submits to the exclusive jurisdiction of the state and federal courts located in the State of New Jersey and further agrees not to assert that any action brought in such jurisdiction has been brought in an inconvenient forum or that such venue is improper.  To the extent permitted by law, any and all claims asserted in such an action shall be adjudicated by a judge sitting without a jury.

22.                               The payments made under this Agreement are intended to be exempt from (to the maximum extent the short-term deferral and severance pay exemptions are applicable) or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Department of Treasury Regulations and other interpretive guidance thereunder (collectively, “Section 409A”).  Notwithstanding anything to the contrary contained herein, the Retirement Date shall not occur until the date on which a “separation from service” is incurred within the meaning of Section 409A, as determined by Cantel in accordance with Section 409A.

Mr. Andrew A. Krakauer

Furthermore, if as of the Retirement Date, Executive is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is deemed by Cantel necessary in order to prevent any accelerated or additional tax under Section 409A, then Cantel will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in the payments or benefits ultimately paid or provided) until the date that is at least six months and one day following the termination of employment (or the earliest date permitted under Section 409A), whereupon Cantel will pay Executive a lump-sum amount equal to the cumulative amounts so deferred plus interest at the prime rate from time to time in effect at JP Morgan Chase Bank or any successor bank that would have otherwise been previously paid under this Agreement during the period in which such payments or benefits were deferred.  Thereafter, payments will resume in accordance with this Agreement.  To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A, any such reimbursements or in-kind benefits shall be paid to him in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).  Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A.  Cantel shall consult with Executive in good faith regarding the implementation of the provisions of this paragraph; provided that none of Cantel, any affiliate thereof or any of their respective directors, employees or representatives shall have any liability to Executive with respect thereto.

23.                               This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each party and delivered to the other party.  Any executed signature to this Agreement may be transmitted by facsimile or other electronic means and shall be treated in all respects as an original signature.

24.                               If any provision of this Agreement is held or declare to be prohibited or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

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Mr. Andrew A. Krakauer

The benefits described above are subject to and conditioned upon (i) Executive’s continued performance of his normal job responsibilities and duties in good faith and in a responsible manner, as directed by the Chairman of the Board of Cantel, until the Retirement Date, (ii) Executive’s continued compliance with Cantel’s Code of Conduct and other policies and procedures applicable to its employees generally, as well as Executive’s fiduciary duties as an employee and officer of Cantel, in all material respects, until the Retirement Date, (iii) Executive’s compliance with his obligations under this Agreement, and (iv) with respect to the compensation and benefits described in paragraphs 7, 8, 9 and 10 above, Executive’s execution and delivery to Cantel of the Separation Agreement on or within 21 days following the Retirement Date (and passage of the Rescission Period without Executive’s having revoked the Separation Agreement).  An execution copy of the Separation Agreement will be provided to Executive by Cantel on or before Executive’s Retirement Date.

CANTEL MEDICAL CORP.

By:	/s/ Charles M. Diker
Name: Charles M. Diker
Title: Chairman of the Board

EXECUTIVE

/s/ Andrew A. Krakauer
Andrew A. Krakauer

EXHIBIT A

To:	Andrew A. Krakauer

From:	Board of Directors

Date:	[October 15, 2016]

RE:	SEPARATION AGREEMENT AND GENERAL RELEASE

Andy:

Reference is hereby made to the Succession Plan Agreement by and between you and Cantel Medical Corp. (“Cantel” or the “Company”) dated March 17, 2016 (the “Succession Agreement”).  Capitalized terms used but not defined herein are used as defined in the Succession Agreement.  You are signing this Separation Agreement and General Release (this “Agreement”) on or within twenty-one (21) days after your Retirement Date (as defined below) in accordance with the terms and conditions of the Succession Agreement and this Agreement.

This Agreement confirms that your agreed-upon retirement and termination of employment with Cantel will be effective on October 15, 2016 (the “Retirement Date”).  This Agreement confirms your final pay and benefits and confirms the compensation you will receive if you sign and return the original of this Agreement to the Company in the time frame noted below except as otherwise provided in the Succession Agreement.(1)

Your final pay and benefits are as follows:

•                  Base Salary; PTO. Regardless of whether you sign this Agreement, the effective date of your termination of employment is the Retirement Date specified above.  Regardless of whether you sign this Agreement, you will be paid your accrued and unpaid base salary as well as your accrued and unused paid time off (“PTO”) (inclusive of carryover PTO of up to 10 days), if any, through such date.

(1)   If your employment by Cantel is terminated as a result of your death or your Disability and a legal representative is appointed for you, the separation package contained in this Agreement will be payable to your estate or you, provided that your executor or legal representative signs and returns the original of this Agreement to the Company within 21 days after the appointment as executor or legal representative and does not rescind this Agreement within the 7 day period following such execution, and all provisions in this Agreement referring to the execution of this Agreement and the time frame therefor shall be construed accordingly.

•                  STIP.  You were entitled to participate in Cantel’s Annual Incentive Compensation Plan or any successor plan (the “STIP”) for the fiscal year ending July 31, 2016 (“Fiscal 2016”).  You acknowledge that your annual bonus for Fiscal 2016 under the STIP has been paid in full.  You acknowledge that you are not eligible for any bonus, other incentive compensation or equity compensation with respect to any period during the fiscal year ending July 31, 2017 (including for the period from August 1, 2016 through the Retirement Date) or thereafter.

•                  Benefits.  Regardless of whether you sign this Agreement, following the Retirement Date you will have the option to elect to continue your medical and dental benefits under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) for 18 months or other applicable COBRA continuation period. You will receive COBRA information from Acclaim Benefits, our COBRA Administrator, within fourteen (14) days of your last date of employment, which will include information regarding the payment of your portion of the premiums you will be required to pay for those benefits.  All other benefits including, but not limited to, PTO and holiday pay end on your last day of employment.  Your 401(k) benefits are governed by applicable plan documents.  See the discussion below related to the payment of COBRA premiums.

Following the Retirement Date you will be entitled to the benefits listed below (the “Transition Benefits”), subject to the terms and conditions of this Agreement and the Succession Agreement.  All of the Transition Benefits are subject to (i) your delivery to the Company of this Agreement, signed by you, no earlier than the Retirement Date and no later than the  twenty-first (21st) day following such Retirement Date (such twenty-first (21st) day, the “Release End Delivery Date”), (ii) the expiration of the seven (7) day period following your execution of  this Agreement (the “Rescission Period”) without rescission by you, and (iii) your compliance with all other terms and conditions of this Agreement applicable to you. The signed Agreement should be delivered to Chris Geschickter, VP, Human Resources, 150 Clove Road, 9th Floor, Little Falls, NJ 07424 or to the Company’s General Counsel.  If you execute and deliver  this Agreement to the Company and the Rescission Period expires without rescission of this Agreement by you, the fifth business day following the last day of such Rescission Period is referred to herein as the “Payment Date”; provided, however, that if the fifth business day following the 7th day after the Release End Delivery Date falls in the calendar year next succeeding the calendar year of the Retirement Date, the Payment Date will be no earlier than the first business day of such next succeeding calendar year.  You will receive a copy of the fully executed Agreement from the Company.

•                  Transition Services Payment.  Subject to the conditions of and pursuant to the terms of this Agreement and the Succession Agreement, Cantel will pay you the sum of $2,750,000 (net of applicable taxes and withholdings) in a lump sum (the “Transition Services Payment”) on the date that is six months plus one day following the Retirement Date.  Interest will accrue on the Transition Services Payment at the prime rate from time to time in effect at JP Morgan Chase Bank or any successor bank commencing on the first business day following the expiration of Rescission Period without rescission thereof by you and continuing until the Transition Services Payment is paid in full.  Interest will be payable together with the Transition Services Payment.

•                  Restricted Stock Vesting.  All unvested Cantel restricted shares held by you on the Retirement Date will automatically accelerate and fully vest on the Retirement Date.  You acknowledge that shares will be held to cover withholding taxes consistent with prior practice.

•                  In-Lieu Payment. In lieu of a restricted stock award related to your employment during Fiscal 2016, the Company will pay you the sum of $1,750,000, payable in six equal annual installments commencing January 5, 2018 and continuing on January 5 (or the first business day thereafter) of each of the next succeeding five years.

•                  COBRA Benefits.  The Company will pay the Company portion of the premiums for COBRA continuation coverage for you under the Company’s group medical and dental plans for 18 months, beginning on your election of COBRA continuation coverage.  The Company will make such payment when due commencing after the Payment Date, but you must make arrangement for payment of applicable withholdings (if any).  As a condition to the Company’s obligation to make the premium payments, you (i) must be participating in the Company’s group medical and dental plans immediately prior to the Retirement Date; and (ii) must timely elect COBRA continuation coverage.  In addition, such obligations will immediately terminate if and when you become eligible through another employer for medical and dental coverage with benefits not substantially less favorable than those under Cantel’s current medical insurance plan.  In the event Cantel deems it necessary to terminate its payment of COBRA premiums for you in order to comply with applicable law, Cantel will pay you in a lump sum (net of applicable withholdings, if any) the amount of payments that otherwise would be made over the remainder of the 18-month period.

•                  D&O Insurance.  You will continue to be entitled to any rights to insurance and indemnification under any directors and officers liability insurance, including any ERISA rider (“D&O Insurance”), Certificate of Incorporation or Bylaws, of the Company or a Related Employer (as defined below) as in effect before the Retirement Date (or rights to insurance and indemnification that are substantially the same thereto), with respect to any claims relating to the period before the Retirement Date.  Additionally, any and all D&O Insurance policies obtained by Cantel or a Related Employer following the Retirement Date that are “claims made” polices will cover you to the same extent as other former officers of Cantel.  The term “Related Employer” means Cantel and any other employer that is required to be aggregated with Cantel pursuant to Sections 414(b), (c), or (m) of the Internal Revenue Code, as amended.

•                  All payments, benefits and Transition Benefits made to you under this Agreement are subject to all applicable federal, state and local tax withholdings and any other withholdings required by law.

•                  By signing this Agreement, you agree that the Transition Benefits constitute adequate consideration for your release and waiver of any and all claims as set forth below.  For valuable consideration you receive from Cantel pursuant to this Agreement, you (on your own behalf and on behalf of your heirs, executors, administrators, trustees, legal representatives, successors and assigns) hereby release, waive and forever discharge all claims, demands, causes of actions, administrative claims, obligations, liabilities, claims for punitive or liquidated damages or penalties, any other damages, any claims for costs, disbursements or attorney’s fees, any individual or class action claims, or any other claims or demands of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent that you have or may have against Cantel, any parent, subsidiary, division, or affiliate of the Company, any of  its or their past, present or future owners, present, former or subsequent insurers, agents, representatives, officers, directors, shareholders, managers, members, employees, representatives or consultants, and the current or former administrators or trustees of any pension or other benefit plan of any of them, and the successors, predecessors or assigns of each (collectively “Releasees”), including, but not limited to any claims, demands, causes of actions, administrative claims, obligations, or liabilities, arising out of, or in any manner based upon, or related to, the employment relationship between you and the Company, or any predecessor, and the termination of such employment relationship, or arising out of, or in any manner based upon, or related to, any other occurrence, transaction, omission or communication that transpired or occurred at any time on or before the date of your signing of this Agreement.

Without limitation to the foregoing, you specifically release, waive and forever discharge the Releasees from and against any and all claims that arise under the U.S. Constitution, the New Jersey Constitution, the New Jersey Law Against Discrimination, N. J. Rev. Stat. § 10:5-1 et seq., the New Jersey Family Leave Act,  N.J. Stat. Ann. § 34:11B-1 et seq.,  the New Jersey Conscientious Employee Protection Act, N.J. Stat. § 34:19-1 et seq., any claims under any other New Jersey or other state or local anti-discrimination, employment or human rights laws or regulations, or any other New Jersey or other state or local law, ordinance or regulation, any claims under any other state or local law, ordinance or regulation, any claims under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Equal Pay Act, the federal Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the National Labor Relations Act, 29 U.S.C. § 151 et seq., the Genetic Information Nondiscrimination Act, 42 U.S.C. § 2000ff et seq., the Sarbanes-Oxley Act, 15 U.S.C. § 7201 et seq., the Fair Labor Standards Act of 1938, 29 U.S.C. § 201 et seq., and any amendments to any of the above; or arising under any other local, state or federal statute, ordinance, regulation or order, or that involve claims for discrimination or harassment based on age, race, religion, creed, color, national origin, ancestry, affectional or sexual orientation, sexual preference, gender identity or expression, military or veterans status, sex, disability, marital status, pregnancy, genetic information, or any other protected class status, or any other legally-protected class, any claims for wages, salary, commissions, expense reimbursement, or other compensation, any claims for retaliation, reprisal, wrongful discharge, breach of contract (express or implied), any whistleblower claims under any federal, state or local law or regulation or under common law, and/or any other tort, contract or other statutory or common law cause of action, including any claims for attorneys’ fees, costs or disbursements.  You are not, by signing this Agreement, releasing or waiving (i) any vested interest you may have in any 401(k) profit sharing plan by virtue of your employment with the Company, (ii) any rights or claims that may arise after this Agreement is signed, (iii) the Transition Benefits, compensation, and other benefits specifically promised to you under this Agreement, (iv) the right to institute legal action for the purpose of enforcing the provisions of this Agreement, (v) the right to apply for state unemployment compensation benefits, (vi) any workers compensation benefits to which you may be entitled under applicable law, (vii) any rights under COBRA, or (viii) the right to file a charge of discrimination, harassment and/or retaliation with a governmental agency, including the Equal Employment Opportunity Commission, although you agree that you will not be able to recover any award of money, damages or other compensation or attorney’s fees if you file a charge or complaint or have a charge or complaint filed on your behalf.

•                  Notwithstanding the foregoing, you are not releasing your ability to file suit to enforce this Agreement or challenge its validity under the ADEA.

•                  You will not receive any of the Transition Benefits described in this Agreement if you (i) do not sign this Agreement and return the original of this Agreement in the 21 day period specified below, or (ii) rescind this Agreement within the seven day period after signing it.

•                  This Agreement is final and binding and together with the Succession Agreement constitutes the complete and exclusive statement of the terms and conditions of your retirement and the termination of your employment with the Company.

•                  No representations or warranties other than those contained in this Agreement and the Succession Agreement were made by either you or the Company to induce this Agreement.

•                  By your signature to this Agreement, you acknowledge and agree that you have been given a period of at least twenty one (21) calendar days to consider this Agreement prior to signing it and that you have not signed it until the twenty first (21st) calendar day after receiving it or, if you have signed it prior to the expiration of the twenty one (21) day period, you have done so knowingly and voluntarily and on the advice of your own attorney and that Cantel has in no way requested, asked or required that you sign this Agreement prior to the expiration of the twenty one (21) day period.  The parties hereto agree that any modification, material or otherwise, made to this Agreement will not restart or affect in any manner the original consideration period of at least twenty-one (21) calendar days. You are hereby advised to consult with an attorney prior to signing this Agreement. By your signature you also acknowledge and agree that Cantel has advised you to consult with an attorney of your choice prior to signing this Agreement and you have done so, or chosen not to do so, of your own accord.

•                  By signing this Agreement, you acknowledge and agree to the terms and provisions of the Confidentiality Agreement (inclusive of the non-competition covenant set forth in Section 6 thereof as modified by paragraph 15 of the Succession Agreement) and you acknowledge and agree that the post-termination obligations and provisions of the Confidentiality Agreement will continue in full force and effect according to the applicable terms of the Confidentiality Agreement following your termination of employment with the Company.

•                  By signing this Agreement, you acknowledge and agree that you will not make any statements (written or oral) of a defamatory or disparaging nature to any third party about Cantel or any of its subsidiaries or any of its or their directors, employees, representatives, operations, products and/or services (excluding communications with governmental agencies, internal and external counsel, with Cantel or as otherwise may be required by law).  Cantel agrees that its Board and senior executives will not make any statements (written or oral) of a defamatory or disparaging nature to any third party about you (excluding communications with governmental agencies, internal and external counsel, or as may be required by law).  Nothing in this paragraph shall restrict in any way Cantel’s or its subsidiaries’ ability to internally assess and criticize your job performance (and to communicate that criticism to Cantel’s outside auditors) or your ability to internally assess and criticize the operations and policies of Cantel and its subsidiaries (and to communicate that criticism to Cantel’s outside auditors).

•                  Nothing in this Agreement waives or otherwise limits your right to file a charge or complaint with the United States Equal Employment Opportunity Commission (“EEOC”) and/or with any other governmental agency or to testify, assist or participate in any investigation, hearing or proceeding conducted by the EEOC (and/or by any other governmental agency).  However, you agree that you give up all rights to any money or other individual relief directly from Cantel based on any agency or judicial decision relating to such charge or complaint.  Neither the immediately preceding sentence nor any other provision in this Agreement shall constitute a waiver of any kind by Cantel (or by any of the other Releasees) of its or their right to assert the general release provided by you in this Agreement as a defense to any charge or complaint filed with the EEOC, any other government agency, any court or any other tribunal.

•                  Notification of Rights Pursuant to the Federal Age Discrimination in Employment Act, (29 U.S.C. § 621 et seq.)  You are hereby notified of your right to rescind this Agreement within seven (7) calendar days after signing this Agreement.   In order to be effective, the rescission must be in writing and delivered to Chris Geschickter, Vice President, Human Resources, 150 Clove Road, 9th Floor, Little Falls, NJ 07424, by hand or mail.  If delivered by mail, the rescission must be postmarked within the required period, properly addressed to Mr. Geschickter, as set forth above, and sent by certified mail, return receipt requested.  It is further understood that, if you rescind this Agreement in accordance with this Paragraph, or if you decide not to sign this Agreement, the Company will have no obligation to pay or otherwise satisfy any of the Transition Benefits.

This Agreement will be governed by and construed in accordance with the laws of the State of New Jersey without regard to principles of conflicts of laws.  As to any dispute concerning or arising out of this Agreement, each of Cantel and you hereby expressly consents to personal jurisdiction in the State of New Jersey and hereby submits to the exclusive jurisdiction of the state and federal courts located in the State of New Jersey and further agrees not to assert that any action brought in such jurisdiction has been brought in an inconvenient forum or that such venue is improper.  To the extent permitted by law, any and all claims asserted in such an action shall be adjudicated by a judge sitting without a jury.

Andy, your signature below indicates that you have carefully read, understand and agree to all terms and provisions of this Agreement in its entirety.  It further indicates that you have had a sufficient and reasonable amount of time prior to signing this Agreement to ask questions regarding this Agreement, that you have been advised to seek legal advice, and that you have signed this Agreement as a free and voluntary act.

If you wish to receive the Transition Benefits under this Agreement, you must sign and return the original of this Agreement to Chris Geschickter in Human Resources no earlier than the Retirement Date and no later than the twenty first (21st) calendar day following the Retirement Date.  You must also abide by all other terms of this Agreement.  You should keep a copy for your records.

Sincerely,

CANTEL MEDICAL CORP.

By:
Name: Charles M. Diker
Title: Chairman of the Board

ACCEPTANCE OF AGREEMENT AND SIGNATURE

By signing below, I, Andrew A. Krakauer, further acknowledge and agree to the following:

•                  I have had adequate time to consider whether to sign this Separation Agreement and General Release and have been advised by this Separation Agreement and General Release to consult with an attorney of my choice.

•                  I have read this Separation Agreement and General Release carefully.

•                  I understand, accept and agree to all of the terms of this Separation Agreement and General Release.

•                  I am knowingly and voluntarily releasing my claims as set forth in this Separation Agreement and General Release.

•                  The Transition Benefits provided to me under this Separation Agreement and General Release are in addition to anything of value to which I may otherwise be entitled from the Company.

•                  I have not, in signing this Separation Agreement and General Release, relied upon any representations or statements, written or oral, except for those specifically set forth in this Separation Agreement and General Release.

•                  I intend this Separation Agreement and General Release to be legally binding.

•                  I have kept a full copy of this Separation Agreement and General Release for my records.

I am signing this Separation Agreement and General Release no earlier than my last date of employment and no later than the twenty first (21st) calendar day thereafter.

Date	Andrew A. Krakauer